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 FORM 3             U.S. SECURITIES AND EXCHANGE COMMISSION
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or         6. If Amendment, Date
    Still       Charles        H.             Statement                     Trading Symbol                       of Original
----------------------------------------      (Month/Day/Year)              OYO Geospace Corporation (OYOG)      (Month/Day/Year)
     (Last)     (First)     (Middle)             11/26/97                ------------------------------------
    1301 McKinney, Suite 5100              ----------------------------  5. Relationship of Reporting         7. Individual or
----------------------------------------   3. IRS or Social Security          Person to Issuer                   Joint/Group Filing
             (Street)                         Number of Reporting           (Check all applicable)               (check applicable
                                              Person (Voluntary)           X   Director          10% Owner       box)
    Houston       Texas       77010                                      -----             -----
----------------------------------------   ----------------------------        Officer           Other (specify   X  Form filed by
      (City)      (State)      (Zip)                                     ----- (give title -----       below)    --- One Reporting
                                                                               below)                                Person
                                                                                                                     Form filed by
                                                                               ---------------------------       --- More than One
                                                                                                                     Reporting
                                                                                                                     Person
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 *  If the Form is filed by more than one
    Reporting Person, see instruction 5(b)(v).                 TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                          2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                    Beneficially Owned              Direct (D) or              Beneficial
                                                  (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                  (Instr. 5)
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    No securities owned.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                     (Print or Type Responses)


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FORM 3 (CONTINUED)                     TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                 -------------------------------------------------    Security      Direct
                                 Date       Expira-                      Amount or                  (D) or
                                 Exercis-   tion            Title        Number                     Indirect (I)
                                 able       Date                         of Shares                  (Instr. 5)
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   Stock Option                  11/26/98  11/26/07  Common Stock, $.01   6,300       $ 14.00        D               N/A
                                                     par value
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Explanation of Responses:



                                                                     By:   /s/  CHARLES H. STILL                          12/4/97
                                                                        --------------------------------------------   -------------
                                                                             **Signature of Reporting Person                Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, See Instruction 6 for procedure.


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